EXHIBIT 8.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

November 17, 2004

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

New Century TRS Holdings, Inc.

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Re:	Material U.S. Income Tax Matters as to the Securities
to be Registered Under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special tax counsel to New Century Financial Corporation (formerly known as New Century REIT, Inc.), a Maryland corporation (the “Company”), and to New Century TRS Holdings, Inc. (formerly known as New Century Financial Corporation), a Delaware corporation (“New Century TRS”), in connection with the preparation of the Company’s and New Century TRS’s joint filing of the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission under the Securities Act on November 17, 2004 (together with all exhibits thereto, the “Registration Statement”), relating to the registration of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to be delivered pursuant to the exchange offer for New Century TRS’s 3.50% convertible senior notes due in 2008 (the “Notes”), as set forth in the Registration Statement (the “Exchange Offer”), and various related matters.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

In formulating our opinion herein we have reviewed the Company’s organizational documents, the Registration Statement and such certificates, including an officer’s certificate of the Company dated as of the date hereof (the “Officer’s Certificate”), records, and other documents, and statutes, rules, and regulations as we have deemed necessary or appropriate as a

O’MELVENY & MYERS LLP

New Century Financial Corporation and New Century TRS Holdings, Inc.—November 17, 2004—Page 2

basis for the opinion set forth below. In conducting such review for purposes of rendering our opinion we have not conducted an independent investigation of any of the facts set forth in the Registration Statement, the Officer’s Certificate, or any other documents, records, or certificates, and have, consequently, as to relevant factual matters relied upon the Company’s representations that the information presented in such documents, records, or certificates or otherwise furnished to us accurately represent and completely describe all such facts, and upon the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. After reasonable inquiry, no facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

In rendering this opinion we have assumed that (i) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (ii) the operative documents are enforceable in accordance with their terms, (iii) the Company has been and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement and the other relevant documents referred to above, and (iv) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the Treasury Department (the “Treasury Regulations”), and the interpretations of the Code and Treasury Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist on the date of this letter. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is organized in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code and, commencing with its taxable year ending December 31, 2004, and continuing thereafter, the Company’s proposed method of operations will enable it to satisfy the requirements for such qualification and taxation as a REIT under the Code.

2. The statements made in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” to the extent such statements summarize material U.S. federal tax consequences of the Exchange Offer, as well as such consequences resulting from the beneficial ownership and disposition of Common Stock received in connection therewith, are correct in all material respects.

However, such section of the Registration Statement is not exhaustive and does not purport to discuss any state or local tax considerations or all possible U.S. federal income tax considerations of the Exchange Offer or the ownership and disposition of the Common Stock received in connection therewith. In addition, the Company’s qualification and taxation as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, distribution levels, diversity of stock ownership, and the various income and asset

O’MELVENY & MYERS LLP

New Century Financial Corporation and New Century TRS Holdings, Inc.—November 17, 2004—Page 3

qualification tests imposed under the Code. Such operating results may not be reviewed by us, and accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements for REIT qualification. There can be no assurance that the courts or the IRS will agree with this opinion.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or under any other law.

This opinion is being furnished to the Company and New Century TRS in connection with the Registration Statement so that the Company and New Century TRS may comply with their respective obligations under the Federal securities laws.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the headings “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” and “LEGAL MATTERS.” In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    O’MELVENY & MYERS LLP